Exhibit 10.2

BROOKLINE BANK
CHANGE IN CONTROL AGREEMENT

This Agreement is made effective as of the            day of                 , by and between                            (“Executive”) and Brookline Bank, a federally chartered stock savings bank (the “Bank”).

WHEREAS, Executive is serving in the position of                      for the Bank, a position of substantial responsibility.

WHEREAS, the Bank recognizes the significant contribution Executive has made to the Bank and desires to protect Executive’s position in the event of a “Change in Control,” as defined in this Agreement.

NOW, THEREFORE, in consideration of the services of Executive agreeing to serve in the position set forth above, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

TERM OF AGREEMENT

The term of this Agreement shall be for a period of twelve (12) months from the date set forth above (the “Effective Date”).  Commencing on the first anniversary date of this Agreement and continuing on each anniversary date thereafter, the Bank may extend this Agreement for an additional twelve (12) months provided such extension is agreed to in writing by the Bank and Executive.  Notwithstanding any other provision of this Section 1, this Agreement shall remain in effect upon the public announcement of an event that, if consummated, would result in a “Change in Control,” as defined in Section 2(a) hereof, and for a period of twelve (12) months after the closing or completion of the Change in Control.

PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

(a)           Upon the occurrence of a “Change in Control” (as herein defined) of the Bank or Brookline Bancorp, Inc. (the “Company”) followed at any time during the term of this Agreement by (i) the involuntary termination of Executive’s employment, other than for “Cause,” as defined in Section 2(c) hereof, or (ii) the voluntary termination of Executive’s employment during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of Executive’s principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, then the provisions of Section 3 shall apply.

(b)           A “Change in Control” of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively the “HOLA”), as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a trustee or director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c)           Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause.  The term termination for “Cause” shall mean termination because of Executive’s intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement.  A voluntary resignation pursuant to Section 2(a) shall not constitute, nor be grounds for termination for Cause.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

TERMINATION

(a)           Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment other than a termination for Cause, or the voluntary termination of Executive’s employment by Executive after the occurrence of an event set forth in Section 2(a) hereof, the Bank shall be obligated to pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries, or Executive’s estate, as the case may be, as severance pay, a sum equal to one (1) times the average of the three preceding years’ annual base salary and bonus paid to Executive during such years.  If Executive has been employed by the Bank for less than one year, then the severance pay shall be a sum equal to twelve (12) times the average monthly salary paid to Executive during such period.  Such payment shall not be reduced in the event Executive obtains other employment following termination of employment.  At the election of Executive, which election is to be made on an annual basis during the month of January, and which election is irrevocable for the year in which made and upon the occurrence of a Change in Control, any payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following Executive’s termination.  In the event that no election is made, payment to Executive will be made on a monthly basis during the remaining term of this Agreement.

(b)           Upon the occurrence of a Change in Control of the Bank followed at any time during the term of this Agreement by Executive’s involuntary termination of employment (other than for termination for Cause) or the voluntary termination of Executive’s employment as set forth in Section 2(a) hereof, the Bank shall cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s severance.  Such coverage and payments shall cease upon expiration of twelve (12) months.

(c)           Notwithstanding the preceding paragraphs of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by Executive.

NOTICE OF TERMINATION

(a)           Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  Except as set forth below in paragraph (c), in no event shall the Date of Termination exceed thirty (30) days from the date Notice of Termination is given.

(c)           If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the date of termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his/her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice of dispute was given, until the earlier of one hundred twenty (120) days from the date of the Notice of Termination or the date upon which the dispute is finally resolved in accordance with this Agreement.  Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.  Notwithstanding the foregoing, no compensation or benefits shall be paid to Executive in the event Executive is terminated for Cause.  In the event that such termination for Cause is found to have been wrongful or such dispute is otherwise decided in Executive’s favor, Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of twelve (12) months after the termination for Cause.

POST-TERMINATION OBLIGATIONS

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 5 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

SOURCE OF PAYMENTS

All payments provided in this Agreement shall be paid by check from the general funds of the Bank.

EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.

NO CONTRACT OF EMPLOYMENT

This Agreement shall not create a contract of employment between Executive and the Bank or the Company, and any payments to Executive under this Agreement shall occur only pursuant to Section 3(a) hereof following a Change in Control.

NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

MODIFICATION AND WAIVER

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators (one of whom shall be selected by the Bank, one by Executive, and a third by mutual agreement of the Bank and Executive) sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his/her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor.

SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and inure to the benefit of the Bank and its successors and assigns.  The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

REQUIRED PROVISIONS

(a)           The Bank may terminate Executive’s employment at any time.  Executive shall not have the right to receive compensation or other benefits for any period after termination for “Cause” as defined in Section 2(c) herein above.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 USC §1818(e)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Bank is in default as defined in Section 3(x) (12 USC §1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC §1823(c)) of the Federal Deposit Insurance Act, as amended, or (ii) when the Bank is determined by the FDIC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, on the date first above written.

ATTEST:	BROOKLINE BANK

By:
Richard Chapman, President

WITNESS:		EXECUTIVE:

By: